ITEM 5. MARKET FOR THE COMPANY COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Sales of Unregistered Securities

     The following sets forth information respecting the dates, purchasers, and consideration involved in sales of its Common Stock by the Company without registration under the Securities Act of 1933, as amended (the "Securities Act") during the fiscal year ended June 30, 1997, and not previously reported in a quarterly report on Form 10-Q.(1)

Sales to Executive Officers in Respect of Services Rendered

     As discussed extensively, below, in the footnotes to the Summary Compensation Table, which appears in Item 10 of this Report, "Executive Compensation - Current Remuneration" and in Item 12 of this Report, "Certain Relationships and Related Transactions - Issuance of Stock in Lieu of Salaries and Consulting Fees", during the fiscal year ended June 30, 1997, the Company had available financial resources to meet only part of its salary obligations to its executive officers and its corporate and securities counsel, and to reimburse such persons for out-of-pocket disbursements made by them for the account, or on behalf, of the Company. As a result, such persons accepted unregistered shares of the Company's Common Stock, valued, for this purpose only, at fifty percent of the average of the bid and ask prices for of stock as traded in the over-the-counter market and reported in the electronic bulletin board of the NASD, as follows:

     On April 28, 1997, in consideration of unpaid executive services rendered during the fiscal quarter ended March 31, 1997, the Company authorized the issuance of an aggregate of 453,532 shares to three of its executive officers and its in-house corporate counsel at a per share price of $.214, representing 50% of the average of the bid and ask price for the Common Stock of approximately $.428 per share during the said fiscal quarter. On that same date, the Company authorized the issuance of an aggregate of 132,299 shares to another executive officer in consideration of unpaid executive services rendered during the seven month-month period ended March 31, 1997, at fifty percent of the average of the bid and ask prices for of stock as traded in the over-the-counter market and reported in the electronic bulletin board of the NASD, during the three fiscal quarters when such unpaid services were rendered, as follows:

--------
     (1) For information respecting sales of unregistered shares of its Common Stock made by the Company during the first three quarters of fiscal 1997, reference is made to the disclosure thereof contained in Part II, Item 2. "Changes in Securities" contained in the Company's quarterly reports on Forms 10-QSB for the quarters ended September 30, 1996, December 31, 1996, and March 31, 1997.

           Period for
          Which Shares               Price Per                 No. Of
           are Issued                  Share                   Shares
           ----------                  -----                   ------
         Sept 1, 1996
            through
         Sept 30, 1996               US $0.169                 32,396

         Quarter ended
         Dec 31, 1996                US $0.1433                68,520

         Quarter ended
         March 31, 1997              US $0.214                 31,383

Issuance of Stock Pursuant to Consulting Agreements

     1. On April 28, 1997, in consideration of business and financial consulting services rendered by a nonaffiliated financial consultant (the "Financial Consultant"), the Company authorized the issuance of 79,462 shares of its Common Stock to the said nonaffiliated consultant for an aggregate purchase price of $20,000 (Canadian) (approximately, US $14,780 at exchange rates in effect as at such date). In accordance with the terms of the Consulting Agreement applicable thereto, this represented a per share price equal to the average of the high and low prices of the Company's common stock as traded in the over-the-counter market and quoted in the NASD Electronic Bulletin Board, during the ten (10) days of trading immediately preceding April 3, 1996, when the average per share high-ask price and the average per share low-bid price of the common stock of the Company were approximately US $0.204 and US $0.168, respectively, yielding an average of such prices during such period of approximately US $0.186.

     2. On April 28, 1997, in consideration of financial public relations consulting services rendered by a nonaffiliated public relations consultant (the "Public Relations Consultant"), the Company authorized the issuance of 99,502 shares of its Common Stock to the said nonaffiliated Public Relations Consultant for an aggregate purchase price of $20,000. In accordance with the terms of the Public Relations Consulting Agreement applicable thereto, this represented a per share price equal to 50% of the average of the high and low prices of the Company's common stock as traded in the over-the-counter market and quoted in the NASD Electronic Bulletin Board, during the ten (10) days of trading immediately preceding March 11, 1997, when the average per share high-ask price and the average per share low-bid price of the common stock of the Company were approximately US $0.435 and US $0.369, respectively, yielding an average of such prices during such period of approximately US $0.402, 50% of which was $0.201.

     These sales are claimed to have been exempt from registration under the Securities Act pursuant to Section 4(2) thereof, as more fully described below.

Basis for Exemption Claimed

     With respect to all sales and other issuances of securities as hereinabove described:

     (a)  The  Company  did  not  engage  in  general   advertising  or  general
          solicitation and paid no commission or similar remuneration, directly or indirectly, with respect to such transactions.

     (b) The persons who acquired these securities are current or former executive officers and directors of the Company, consultants to the Company, and providers of professional or other significant services; Such persons had continuing direct access to all relevant information concerning the Company and/or have such knowledge and experience in financial and business mattes that they are capable of evaluating the merits and risks of such investment and are able to bear the economic risk thereof.

     (c) The persons who acquired these securities advised the Company that the Shares were purchased for investment and without a view to their resale or distribution unless subsequently registered and acknowledged that they were aware of the restrictions on resale of the Shares absent subsequent registration and that an appropriate legend would be placed on the certificates evidencing the Shares reciting the absence of their registration under the Securities Act and referring to the restrictions on their transferability and resale.

     Accordingly, the Company claims the transactions hereinabove described, to have been exempt from the registration requirements of Section 5 of the Securities Act by reason of Section 4(2) thereof in that such transactions did not form part of a single financing plan and did not involve a public offering of securities.


                                       3